T:\flh\vca2\nsar77d
For the fiscal period ended (s) 12/31/97
File number  811-01612

                         SUB-ITEM 77-D

                         EXHIBITS

           Policies  with  respect  to  security
investment

       When   conditions  dictate  a   temporary
defensive  strategy or during temporary  periods
of  portfolio structuring and restructuring, the
The  Prudential Variable Contract Account-2 (the
Account)  may invest in money market instruments
without  limit.  The Account may invest in  high
quality money market instruments, including  but
not limited to commercial paper, certificates of
deposit,  bankers' acceptances and time deposits
of  banks,  and obligations issued or guaranteed
by   the  U.S.  Government,  its  agencies   and
instrumentalities.   Commercial  paper  will  be
rated,  at the time of investment, at least  A-2
by Standard & Poor's Ratings Service or Prime-2 by Moody's Investor Services, or if not rated, of comparable quality in the judgment of the Account's investment adviser.